EXHIBIT 99.1




TRIGON HEALTHCARE, INC.
EMPLOYEE STOCK PURCHASE PLAN

Table of Contents

December 31, 1997

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                                                                                                           Page

Independent Auditors' Report.................................................................................1

Financial Statements:

      Statement of Financial Condition - December 31, 1997...................................................2

      Statement of Income and Changes in Plan Equity - Period May 1, 1997
         through December 31, 1997...........................................................................3

Notes to Financial Statements..............................................................................4-7


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Independent Auditors' Report


The Human Resources, Compensation and Employee
    Benefits Committee of the Board of Directors
Trigon Healthcare, Inc.:


We have audited the accompanying statement of financial condition of the Trigon Healthcare, Inc. Employee Stock Purchase Plan (Plan) as of December 31, 1997, and the related statement of income and changes in plan equity for the period May 1, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 1997 and the income and changes in plan equity for the period May 1, 1997 (inception) through December 31, 1997 in conformity with generally accepted accounting principles.




/s/ KPMG Peat Marwick LLP

Richmond, Virginia
April 24, 1998



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TRIGON HEALTHCARE, INC.
EMPLOYEE STOCK PURCHASE PLAN

Statement of Financial Condition

December 31, 1997

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Assets
  Investments, at estimated fair value
      Trigon Healthcare, Inc. Class A common stock (cost, $479,487)     $585,523
  Contributions receivable
      Employee                                                           318,506
      Employer                                                            56,207
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Total assets                                                            $960,236
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Plan equity                                                             $960,236
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See accompanying notes to financial statements.

                                       2

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TRIGON HEALTHCARE, INC.
EMPLOYEE STOCK PURCHASE PLAN

Statement of Income and Changes in Plan Equity

Period May 1, 1997 through December 31, 1997

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Income
     Net unrealized appreciation in fair value of investments        $ 106,036
     Contributions
         Employee                                                      748,958
         Employer                                                      132,169
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     Total contributions                                               881,127
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Total income                                                           987,163
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Distributions to employees                                              26,927
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Net increase in plan equity                                            960,236

Plan equity, beginning of period                                             -
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Plan equity, end of period                                           $ 960,236
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See accompanying notes to financial statements.


                                       3
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TRIGON HEALTHCARE, INC.
EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements



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   (1)   Summary of Significant Accounting Policies

         Organization

         The Trigon Healthcare, Inc. Employee Stock Purchase Plan (Plan) was adopted by the Board of Directors and approved by the shareholders of Trigon Healthcare, Inc. (Company) in April 1997 for the purpose of providing a means by which the employees of the Company and its subsidiaries (Participant) can be given an opportunity to acquire the Company's Class A common stock (Common Stock) through payroll deductions.

         The following are the significant  accounting  policies followed by the
         Plan:

         Basis of Accounting

         The financial statements of the Plan are prepared under the accrual method of accounting. Accordingly, employee contributions to the Plan are recorded as of the date the contributions are withheld from the Participants' compensation. Employer contributions are recorded as of the last day of each calendar quarter and represent the fifteen percent discount given to Participants under the Plan provisions. Distributions to Participants are accounted for at the average historical cost of the Common Stock distributed, plus cash paid in lieu of fractional shares, where applicable. Cash paid by the Company in lieu of fractional shares is accounted for at the fair market value of the shares at the time of the distribution. The Company will also separately refund to any withdrawing Participant employee contributions which have been withheld but have not been forwarded to the Plan for the purpose of Common Stock.

         Investment Valuation

         The investments in Common Stock are stated at estimated fair value, based on the closing price on the New York Stock Exchange on the last trading day of the period. Investment transactions are recorded on a trade date basis.

         Administrative Expenses

         The Company pays all administrative expenses of the Plan. Administrative expenses paid by the Company during 1997 were $7,967.


                                                                    (Continued)

                                       4


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   (1) Summary of Significant Accounting Policies, Continued

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including disclosure of contingent assets and liabilities. Actual results could differ from those estimates.


   (2)   Summary of Significant Provisions of the Plan

         The Plan is an employee stock purchase plan and is intended to qualify under Internal Revenue Code (Code) Section 423. The Plan is administered by the Human Resources, Compensation and Employee Benefits Committee of the Company's Board of Directors (Committee). The Common Stock owned by Participants prior to withdrawal from the Plan are held in individual participant accounts in a custodian account with First Chicago Trust Company of New York (Custodian). Participants should refer to the Plan agreement and prospectus for a more complete description of the Plan's provisions.

         The Company has reserved for issuance and purchase by Participants under the Plan an aggregate of one million shares of Common Stock. These shares are authorized but unissued. Shares needed to satisfy the needs of the Plan may be newly issued by the Company or acquired by purchases at the expense of the Company on the open market or in private transactions. During 1997, all shares needed to satisfy the needs of the Plan were purchased on the open market. The Company paid the difference between the purchase price in the open market, including brokerage fees, and the amount provided by the employee and employer contributions.

         Any person who is employed by the Company (or by any eligible subsidiary of the Company) is eligible to participate in the Plan on the first day of any payroll period following the employee's commencement of employment with the Company. A Participant may make voluntary contributions to the Plan in whole percentage amounts ranging from one to fifteen percent of compensation for the year. Under Code section 423(b)(8), a Participant is limited to purchases of no more than $25,000 of Common Stock, at fair value, in any calendar year. The Plan had 599 Participants as of December 31, 1997.



                                                                    (Continued)


                                       5


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   (2)   Summary of Significant Provisions of the Plan, Continued

         Payroll deductions are accumulated by the Company during each calendar quarter and transferred to the Plan at the end of each calendar quarter to be applied towards the purchase of full and partial shares of Common Stock. The purchase price per share at which Common Stock shares are acquired by Participants equals the lower of (a) eighty-five percent of the fair market value of a share of Common Stock on the first trading day of each calendar quarter (Grant Date), or (b) eighty-five percent of the fair market value of a share of Common Stock on the last trading day of each calendar quarter (Investment Date). The Plan defines fair market value to be the closing trading price of the Common Stock on the New York Stock Exchange as reported in the Wall Street Journal. During 1997, the first Grant Date was May 1, 1997, the first payroll period after the Plan was approved. The first Investment Date was June 30, 1997. All subsequent purchase periods followed the calendar quarter schedule as defined in the Plan provisions. Participants are fully vested in their individual participant accounts at all times and have the right at any time to obtain certificates for full shares of Common Stock in these accounts.

         Participants may cease participation in or withdraw shares from the Plan at any time, but may not begin payroll deductions again for six months. A Participant may change the payroll deduction percentage up to four times per year. Participation in the Plan is automatically terminated upon retirement, termination of active employment or death.


   (3)   Investment in Common Stock

         The net unrealized appreciation in fair value of investment in Common Stock as of December 31, 1997 and the change in such amount during the period were as follows:

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                                                                                      Net
                                                           Fair                unrealized
                                                          value       Cost   appreciation
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         Balance, May 1, 1997                            $     --         --         --
         Change for the period ended December 31, 1997    585,523    479,487    106,036
         --------------------------------------------------------------------------------
         Balance, December 31, 1997                      $585,523    479,487    106,036
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         The Plan held 22,412  shares of Common Stock on December  31, 1997.  In addition, 15,026 shares were pending purchase on December 31, 1997.


                                                                    (Continued)


                                       6


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   (4)   Tax Status

         The Plan is intended to qualify  under the  provisions  of Code Section
         423. Under these provisions, Participants are taxed on amounts withheld for the purchase of Common Stock when such amounts are actually withheld. Other than this tax, no income is taxable to a Participant until disposition of the Common Stock acquired. The method of taxation, as ordinary income or as capital gains, will depend upon the holding period of the purchased shares.

         There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Plan. The Company is generally entitled to a deduction to the extent the amounts are taxed as ordinary income to a Participant.


   (5)   Plan Termination

         Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan. In the event of a Plan termination, Participants will be refunded the amounts of any employee contributions which have not yet been applied to the purchase of Common Stock and the Common Stock shares in their individual participant accounts.

                                         7

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